Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CAMAC Energy, Inc. of our report dated March 15, 2012, except for paragraph 4 of Note 2, as to which the date is March 14, 2014 with respect to the December 31, 2011 consolidated financial statements, which included in the Current Report on Form 8-K filed on December 19, 2014. We also consent to the references to our Firm under the caption “Experts” appearing in Registration Statement.

/s/ RBSM LLP

New York, New York

December 19, 2014